Exhibit 99.1

FOR IMMEDIATE RELEASE –

United Bancshares, Inc. Announces Completion of Acquisition of Benchmark Bancorp, Inc.

September 11, 2017 – United Bancshares, Inc. (“UBOH”), holding company for The Union Bank Company, announced that on September 8, 2017 it completed the acquisition of Benchmark Bancorp, Inc. (“Benchmark”) and Benchmark’s wholly-owned subsidiary, Benchmark Bank. Upon consummation of the acquisition, Benchmark was merged with and into UBOH and Benchmark Bank was merged with and into The Union Bank Company.

Based on financials as of June 30, 2017, the combined company will have approximately $760 million in assets and $635 of total deposits, with approximately $90 million of deposits in Franklin County and $12 million of deposits in Delaware County.

“Successful completion of this acquisition allows us to continue to expand our presence in the high-growth Central Ohio markets,” said Brian D. Young, President & Chief Executive Officer of UBOH.  “We believe that our community bank products and services will continue to be well-received by the business and residential customers in these markets and we are excited to make new connections in these communities.”

Performance Trust Capital Partners LLC served as financial advisor to United Bancshares, Inc. and Dinsmore & Shohl LLP served as its legal counsel.   Boenning & Scattergood, Inc. served as financial advisor to Benchmark Bancorp, Inc. and Vorys, Sater, Seymour and Pease LLP served as its legal counsel.

About United Bancshares, Inc. and The Union Bank Company

United Bancshares, Inc., headquartered in Columbus Grove, Ohio, is the holding company for Union Bank Company, which was established in 1904.  Union Bank operates 17 offices across northwest and central Ohio.  Union Bank Company is committed to providing best-in-class banking services and products to the people, businesses, and communities which it serves. For more information, please visit www.theubank.com.

Safe Harbor Statement:

Statements made in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”). As a result, actual results may differ materially from the forward-looking statements in this news release.

The Company encourages readers of this press release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at https://www.sec.gov or from the Company’s website.

END OF RELEASE